                                                                 EXHIBIT 10.2.18

                        SETTLEMENT AGREEMENT AND RELEASE


This Settlement Agreement and Release (hereinafter referred to as the "Agreement") is made and entered into this 7th day of December, 1995 by and between CHARMING SHOPPES, INC. (hereinafter Charming Shoppes, Inc and its subsidiaries are referred to collectively as the "Company") and Mordechai Kafry (hereinafter referred to as the "Employee").

                               WITNESSETH:

WHEREAS, the Company and the Employee have decided to terminate the employment relationship between the Employee and the Company no later than March 1, 1996 and whereas Employee has resigned as a Director of the Company effective November 27, 1995 and whereas the Company and Employee have decided that the Company will remove Employee from the position of Executive Vice President - Merchandise Procurement no later than March 1, 1996; and

WHEREAS, the parties hereto are desirous of amicably resolving and settling any and all disputes, differences and allegations arising either out of the aforementioned decisions and/or out of the Employee's employment with, or termination of employment from, the Company and/or claims regarding the Company's actions and/or inactions toward the Employee with respect to said employment or termination;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the sufficiency of which mutual consideration is hereby acknowledged and which is expressly acknowledged to be in addition to anything of value which Employee is already entitled to receive, the Company and the Employee agree as follows:

1. Neither this settlement nor this Agreement shall constitute or be construed as an adjudication of liability by the Company or by the Employee on the merits of any claims, allegations, or disputes by the Employee or any disputes between the Company and the Employee, all liability and wrongdoing being expressly denied by the Company and by the Employee.

2. Neither this settlement nor this Agreement shall in any way be construed as an admission by the Company or by the Employee of any liability whatsoever, nor as an admission by the Employee of any wrongdoing, nor an admission by the Company of any acts of wrongdoing and/or discrimination against the Employee on the part of either the Company or the officers, directors, employees, attorneys, or agents of the Company, such being expressly denied.

KAFRY, PAGE 2

3. The Employee represents that he has not filed any Complaints or Charges of discrimination, breach of contract or unjust termination against the Company with any United States local, state, or federal agency or Court, or any non-United States local, state, or national agency, tribunal, or Court, that he will not do so at any time hereafter, and that if any such agency, tribunal, or Court assumes jurisdiction of any Complaint or Charge on behalf of the Employee, he will formally petition such agency, tribunal, or Court to withdraw from the matter, if he initiated such action.

4. As a material inducement to the Company to enter into this Agreement, the Employee, on behalf of himself and his heirs, legatees, representatives, transferees and assigns,

         A. Does hereby release, remise and forever discharge the Company and all of its affiliated and subsidiary companies, and any of its, or their, past, current or future directors, officers, agents, employees, representatives, successors and assigns in their personal and professional capacities of and (i) from any and all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions alleging a violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, or of any violation of any United States or foreign, including but not limited to the laws of Hong Kong, federal, state or local law creating a cause of action in an employee, or former employee, or his representative, against his employer, or former employer and
                  (ii) from all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions, controversies, grievances, claims and demands, whatsoever, arising out of, or related to Employee's employment with, or agreed upon termination of employment no later than March 1, 1996 from, the Company. Expressly excluded from this release, however, are the following: (i) all obligations required of the Company, and/or its officers, directors, employees, agents, and/or representatives, which are expressly referred to or created by this Agreement; (ii) Employee's right to receive accrued benefits under any employee benefit plan maintained by the Company; and (iii) Employee's rights to be indemnified, defended, and held harmless under any indemnification provision applicable generally to past or present directors and officers of the Company. This release and discharge of the Company is made in exchange for consideration listed below and in addition to anything of value for which Employee is already entitled to receive; and

         B. Agrees to execute and return to the Executive Vice President - Human Resources the release attached hereto as Exhibit A, upon the agreed upon termination of employment.

KAFRY, PAGE 3

5. The Company shall continue to (and is hereby obligated to) indemnify Employee in each and every situation where the Company is obligated or permitted to make such indemnification pursuant to the relevant portions of the Company's Articles of Incorporation and By-Laws regarding conduct engaged in by Employee in his capacity as an Officer of the Company.

6. In consideration of the promises and obligations contained herein, the parties agree as follows:

         A.       Continuation as Employee, Removal as Officer, Transition
                  Period: From the date hereof until a date to be determined by the Company, such date to be no later than the close of business on Friday, March 1, 1996, Employee will continue as an employee of the Company under the terms and conditions now in effect. Employee will be removed from the position of Executive Vice President and as an Officer of the Company at a time to be determined by the Company, such time to be no later than March 1, 1996. Should the Company remove Employee as an employee prior to March 1, 1996, the Company will continue Employee's compensation and benefits in effect as of the effective date of this Agreement until March 1, 1996.

                  1. During the transition period, the Company will promptly notify Employee of its plans for future sourcing operation, and any other issues Employee is to address through the transition period;

                  2. During the transition period, Employee will provide the Company's Chief Executive Officer and Chief Operating Officer with suggestions on operating the sourcing division of the Company with a suggested schedule for implementation;

                  3. During the transition period, Employee will carry out the reasonable directions of the Chief Executive Officer regarding the sourcing division;

                  4. During the transition period, the Company will appoint up to two Company representatives, not outsearch consultants, to serve as transition representatives;

                  5. During the transition period, the Company will follow the operating procedures in the sourcing division as of September 1, 1995;

                  6. Between March 1, 1996 and March 8, 1996 the Company will pay to each of those employees listed on Exhibit B hereof, who remain continuously at work for the Company's subsidiary through March 1, 1996, two months pay at their November 25, 1995 salary; provided, however, that if the Company terminates the employment of any such employee, the employee will nevertheless be paid the aforementioned amount.

KAFRY, PAGE 4

         B. Severance and Damages: The Company will pay the Employee as severance the sum of three hundred sixty-five thousand two hundred dollars ($365,200.00), minus required tax withholdings, and as settlement of disputed claims of pain and suffering, mental anguish and distress, humiliation, injury to reputation, counsel fees and costs of one million four hundred sixty thousand eight hundred dollars ($1,460,800.00) [total payments equal one million eight hundred twenty-six thousand dollars ($1,826,000.00), minus required tax withholdings]. Said sum shall be paid based on the following schedule:

                  1. within eight (8) days of the effective date of this Agreement - eight hundred eighty-eight thousand dollars ($888,000.00);

                  2. within eight (8) days of the effective date of this Agreement - fifty thousand dollars ($50,000.00) payable to Raynes, McCarty, Binder, Ross & Mundy;

                  3. on or before March 31, 1996 - two hundred twenty-two thousand dollars ($222,000.00), minus required tax withholdings;

                  4. on or before June 30, 1996 - two hundred twenty-two thousand dollars ($222,000.00), minus required tax withholdings;

                  5. on or before September 30, 1996 - two hundred twenty-two thousand dollars ($222,000.00), minus required tax withholdings;

                  6. on or before December 31, 1996 - two hundred twenty-two thousand dollars ($222,000.00), minus required tax withholdings;

         C. Health Benefits: The Company will continue to provide health benefits to Employee and his eligible dependents until November 30, 1998 as if he were actively employed during that period.

         D. Life Insurance: The Company shall continue in effect Employee's Split Dollar Life Insurance coverage pursuant to Manufacturer's Life Insurance Company (policy nos. 3778285-1 and 4023012-0), hereafter "Split Dollar Insurance", so as to provide the coverage provided for in the aforementioned policies so long as the Company continues to maintain or provide similar types of coverage for any other persons who are, or become employed by the Company at the level of Executive Vice President or below or who immediately prior to the end of their employment by the Company were employed at the level of Executive Vice President or below. If the Company should at any time elect to terminate the Split Dollar Insurance for Employee and all other persons referred to in the preceding sentence, then the Company shall notify Employee in advance and Employee shall have the right to acquire ownership of the insurance policies listed above, subject to the terms and conditions of the policies; and

KAFRY, PAGE 5

         E. Car: The Company shall continue to provide insurance coverage at the level currently in effect on Employee's automobile through November 30, 1998. Should Employee decide to substitute a vehicle that is comparable, under the Company's practice with respect to the automobiles of executives, he may make a request to do so to Anthony A. DeSabato. Provided that the substituting vehicle is comparable to the previous vehicle, the Company will allow for that substitution. The Company shall continue to pay Employee for repairs and maintenance on said vehicle in accordance with the practice in effect as of the date of this Agreement through November 30, 1998; and

         F. Stock Options: The Company and Employee hereby acknowledge that Employee was granted options to purchase (i) 75,000 shares of the Company's common stock at the exercise price of $5.8125 per share under the Company's 1986 Employees' Stock Option Plan and pursuant to an Employee Stock Option Agreement dated January 25, 1988 between the Company and Employee (Grant No. 100184); (ii) 40,000 shares of the Company's common stock at the exercise price of $.50 per share under the Company's 1988 Key Employee Stock Option Plan and pursuant to a Key Employee Stock Option Agreement dated February 27, 1989 between the Company and Employee (Grant No. 900497); (iii) 25,000 shares of the Company's common stock at the exercise price of $4.50 per share under the Company' 1990 Employees' Stock Incentive Plan and pursuant to an Employee Stock Option Agreement dated March 29, 1990 between the Company and Employee (Grant No. 200035); (iv) 380,000 shares of the Company's common stock at the exercise price of $4.50 per share under the Company' 1990 Employees' Stock Incentive Plan and pursuant to an Employee Stock Option Agreement dated March 29, 1990 between the Company and Employee (Grant No. 200086);
                  (v) 80,000 shares of the Company's common stock at the exercise price of $6.1875 per share under the Company's 1990 Employees' Stock Incentive Plan and pursuant to an Employee Stock Option Agreement dated February 4, 1991 between the Company and Employee (Grant No. 200188); (vi) 40,000 shares of the Company's common stock at the exercise price of $.50 per share under the 1988 Key Employee Stock Option Plan and pursuant to a Key Employee Stock Option Agreement dated February 4, 1991 between the Company and Employee (Grant No. 900806); (vii) 70,000 shares of the Company's common stock at the exercise price of $.50 per share under the Company's 1988 Key Employee Stock Option Plan and pursuant to a Key Employee Stock Option Agreement dated December 5, 1991 between the Company and Employee (Grant No. 900835); (viii) 70,000 shares of the Company's common stock at the exercise price of $13.50 per share under the 1990 Employees' Stock Incentive Plan and pursuant to an Employee Stock Option Agreement dated February 3, 1992 between

KAFRY, PAGE 6

                  the Company and Employee (Grant No. 200238); (ix) 54,000 shares of the Company's common stock at the exercise price of $15.125 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Stock Option Agreement dated April 7, 1993 between the Company and Employee (Grant No. 300100); (x) 61,800 shares of the Company's common stock at the exercise price of $15.125 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Performance-Accelerated Stock Option Agreement dated April 7, 1993 between the Company and Employee (Grant No. (P30001);
                  (xi) 80,000 shares of the Company's common stock at the exercise price of $11.125 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Stock Option Agreement dated February 1, 1994 between the Company and Employee (Grant No. 300214); (xii) 93,700 shares of the Company's common stock at the exercise price of $11.125 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Performance-Accelerated Stock Option Agreement dated February 1, 1994 between the Company and Employee (Grant No. P30010); (xiii) 90,000 shares of the Company's common stock at the exercise price of $6.00 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Stock Option Agreement dated February 6, 1995 between the Company and Employee (Grant No. 300505);
                  (xiv) 95,000 shares of the Company's common stock at the exercise price of $6.00 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Performance-Accelerated Stock Option Agreement dated February 6, 1995 between the Company and Employee (Grant No. P30019); Pursuant to said plans and agreements [set forth above as items (i) through (xiv)] the Employee has options to purchase stock which, by reason of the termination of employment as of March 1, 1996, will be exercisable, including application of the Option Formula, as follows:

                  (a) Grant No. 100184 - - 57,000 shares at $5.8125 per share
                  (b) Grant No. 900497 - - 26,668 shares at $.50 per share
                  (c) Grant No. 200035 - - 25,000 shares at $4.50 per share
                  (d) Grant No. 200086 - - 380,000 shares at $4.50 per share
                  (e) Grant No. 200188 - - 80,000 shares at $6.1875 per share
                  (f) Grant No. 900806 - - 40,000 shares at $.50 per share
                  (g) Grant No. 900835 - - 70,000 shares at $.50 per share
                  (h) Grant No. 200238 - - 70,000 shares at $13.50 per share
                  (i) Grant No. 300100 - - 32,400 shares at $15.125 per share
                  (j) Grant No. 300214 - - 48,000 shares at $11.125 per share
                  (k) Grant No. 300505 - - 36,000 shares at $6.00 per share

KAFRY, PAGE 7


                  Under the terms of the respective stock plans and the stock option agreements, if Employee fails to exercise those options which will be exercisable as of March 1, 1996, set forth above as items (a) through (k), within 90 days of Employee's termination on a date no later than March 1, 1996, said options shall lapse. The Company agrees to extend the exercise date of the options which will be exercisable as of March 1, 1996 set forth above as item (a) until January 25, 1998 provided Employee timely executes an amendment to the stock option agreement to effectuate said extension. The Company agrees to extend the exercise date of the options which will be exercisable as of March 1, 1996 set forth above as items
                  (b) through (k) until November 30, 1998, provided Employee timely executes amendments to the stock option agreements to effectuate said extension.

                  Pursuant to said plans and agreements [set forth above as items (i) through (xiv)] the Employee has options to purchase stock which are scheduled to become exercisable as follows, provided Employee continued to be employed by the Company on the exercise date:

                  (1) Grant No. 300100 - - 10,800 shares at $15.1250 per share on April 4, 1997
                  (2) Grant No. 300100 - - 10,800 shares at $15.1250 per share on April 4, 1998
                  (3) Grant No. P30001 - - 12,360 shares at $15.1250 per share on April 7, 1998
                  (4) Grant No. P30001 - - 12,360 shares at $15.1250 per share on April 7, 1999
                  (5) Grant No. P30001 - - 12,360 shares at $15.1250 per share on April 7, 2000
                  (6) Grant No. P30001 - - 12,360 shares at $15.1250 per share on April 7, 2001
                  (7) Grant No. P30001 - - 12,360 shares at $15.1250 per share on April 7, 2002
                  (8) Grant No. 300214 - - 16,000 shares at $11.125 per share on February 1, 1998
                  (9) Grant No. 300214 - - 16,000 shares at $11.125 per share on February 1, 1999
                  (10) Grant No. P30010 - - 18,000 shares at $11.125 per share on Feb. 1, 1999
                  (11) Grant No. P30010 - - 18,000 shares at $11.125 per share on Feb. 1, 2000
                  (12) Grant No. P30010 - - 18,000 shares at $11.125 per share on Feb. 1, 2001
                  (13) Grant No. P30010 - - 18,000 shares at $11.125 per share on Feb. 1, 2002
                  (14) Grant No. P30010 - - 18,000 shares at $11.125 per share on Feb. 1, 2003
                  (15) Grant No. 300505 - - 18,000 shares at $6.00 per share on February 6, 1998
                  (16) Grant No. 300505 - - 18,000 shares at $6.00 per share on February 6, 1999
                  (17) Grant No. 300505 - - 18,000 shares at $6.00 per share on February 6, 2000
                  (18) Grant No. P30019 - - 19,000 shares at $6.00 per share on February 6, 2000
                  (19) Grant No. P30019 - - 19,000 shares at $6.00 per share on February 6, 2001
                  (20) Grant No. P30019 - - 19,000 shares at $6.00 per share on February 6, 2002
                  (21) Grant No. P30019 - - 19,000 shares at $6.00 per share on February 6, 2003
                  (22) Grant No. P30019 - - 19,000 shares at $6.00 per share on February 6, 2004

                  The options listed in items (1) through (22) will be forfeited and not exercisable by Employee.

KAFRY, PAGE 8

         G. Expenses: The Company further agrees to provide the Employee with reimbursement of those expenses that Employee has actually incurred in performing his duties as an employee of the Company through the close of business on the date of his termination which have not previously been reimbursed provided that Employee submits a final expense report to Anthony A. DeSabato on a date no later than April 1, 1996.

         H. Airline Tickets: In 1996, 1997 and 1998 the Company will provide Employee with one set of round trip airline tickets per year for Employee and Employee's immediate family to fly to and from Israel.

7. The Employee, upon execution of this Agreement, and for and in consideration of the promises and obligations contained herein, agrees as follows:

         A. The Employee hereby acknowledges the Company shall remove him as an officer and shall terminate his employment by the Company on a date or dates to be determined by the Company, such date or dates to be no later than March 1, 1996 and Employee expressly and specifically waives any claim for, and agrees not to seek employment, reemployment, or reinstatement with the Company and Employee expressly and specifically waives and agrees not to seek any costs or attorney's fees from the Company in connection with his termination of employment other than the amount set forth above in paragraph 6.B.2.; and

         B. The Employee agrees that, on or before the close of business on March 1, 1996, he will return to the Company all company property in his possession other than minor or incidental items; and

         C. The Employee agrees that, on or before the close of business on March 1, 1996, he will return to the Company any and all Company credit cards in his possession; and

         D. The Employee further agrees not to use or cause to be used for the Employee's personal benefit, or disclose, communicate or divulge, or use for direct or indirect benefit of any person, firm, association or company other than the Company, any material or article of information including without limitation data processing reports, customer sales or sourcing analyses, invoices, price lists or information, samples, or any other materials or date of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, or any information regarding the business methods, policies, procedures, strategies or techniques, research or development projects or results, trade secrets, confidential or proprietary information, or other knowledge or processes of or

KAFRY, PAGE 9

                  developed by the Company or any names and addresses or compensation of employees, customers or suppliers or any data on or relating to past, present or prospective customers or suppliers or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to Employee or learned or acquired by Employee while in the employ of the Company, without the prior written consent of the Chairman of the Board of Directors of the Company; and

         E. The Employee further agrees that from the effective date hereof through the close of business November 30, 1998, he will not, within 60 days after the severance of their employment by the Company, contact or cause to be contacted, directly or indirectly, any individual employed by the Company as of December 1, 1995, regarding their employment, offer, solicit, or cause to be offered or solicited for employment or to solicit or induce him or them to cease to be employed by the Company without prior written consent of the Executive Vice President of Human Resources; and

         F. Employee acknowledges that any rights he has to purchase stock pursuant to any stock option agreement with the Company are hereby terminated and shall no longer be of any force or effect as of the date hereof, except with respect to those options set forth in paragraph 6.F. above which are exercisable as of February 9, 1996 by Employee. Employee agrees to execute all documents necessary to effectuate the provisions of this paragraph 7.F.and paragraph 6.F. above; and

         G. Employee further agrees and covenants that neither he nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed any action for damages or other relief (including injunctive, declaratory, monetary or other) against Releasees, with respect to any matter arising from or related to his employment with or termination of that employment and/or any action or claim which is subject of the General Release set forth in the foregoing paragraph of this Agreement; and

         H. Employee further agrees not to disclose the terms or conditions hereof to any person, other than to members of his immediate family, to his accountant, and to his attorney and to them only with instructions that they are not to disclose the terms or conditions of this hereof to any other person; and

8. The parties hereto agree and acknowledge that this Agreement shall not be interpreted to render either party to be a prevailing party for any purpose, including but not limited to, an award of attorney's fees under any statute or otherwise.

KAFRY, PAGE 10

9. The parties hereto agree that, should the Employee become deceased prior to the satisfaction of all obligations to him, and of him, under this Agreement, the remaining obligations due to and of Employee shall inure to his spouse, or if he is not survived by his spouse, then to his estate.

10. The parties agree that any claim of a breach of any paragraph of this Agreement must be brought before a Court of competent jurisdiction in the United States.

11. The parties hereto acknowledge that this Agreement constitutes the entire Agreement between the parties, and that it fully supersedes any and all prior agreements or understandings pertaining to Employee's employment with, and termination of employment from, the Company, and that the consideration set forth in paragraphs six and seven above constitutes the entire consideration, financial or otherwise, to be made by the Company to the Employee including salary, severance, bonus, vacation, benefits, costs, stock grants or grants of stock options, or any other payments, other than distribution of any funds in Employee's 401(k) and Profit Sharing Plan.

12. The parties acknowledge that they have not been induced to enter into this Agreement as to any representations or statements, oral or written, not expressly contained herein, nor expressly incorporated by reference. The parties further agree that they have freely and voluntarily entered into this Agreement.

13. No waiver, alterations, or modifications of any of the provisions of this Agreement shall be binding unless made in writing and signed by both the Employee and a duly authorized representative of the Company.

14. If any non-economic provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. Notwithstanding any language herein to the contrary, the release and discharge of rights and claims arising under the Age Discrimination in Employment Act of 1967 does not include any waiver of rights or claims that may arise after the date this Agreement is executed.

16. Both the Employee and the Company agree that the Employee has been advised in writing to consult with an attorney prior to executing this Agreement and the Employee acknowledges that he has done so to the extent that he deems to be appropriate.

KAFRY, PAGE 11

17.      The Employee acknowledges that he has been given a period of twenty-one
         (21) days within which to consider whether he wishes to enter into this Agreement before signing it and that should the Company not receive this Settlement Agreement and Release executed by Employee by December 27, 1995 this Settlement Agreement and Release shall be null and void, except that the termination of Employee's employment by the Company and his removal as an officer will nevertheless be effective no later than March 1, 1996.

18. Within seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by providing written notice to the Company, and until revocation period has expired, this Agreement shall not become effective or enforceable. Any written notice required under this Agreement shall be effective if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Company:       Charming Shoppes, Inc.
                                  3750 State Road
                                  Bensalem, PA 19020
                                  Attn:  Anthony A. DeSabato
                                  Executive Vice President

         If to the Employee:      Mordechai Kafry
                                  c/o Elegant Crown LTD
                                  Harbour Centre
                                  11 FLR, Block A, Tower 1
                                  1 Hok Cheung Street
                                  Hunghom Kowloon Hong Kong

         Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner required hereinabove.

19. In the event that Employee revokes this Agreement in the manner provided herein, Employee will immediately return to the Company all consideration which may have been paid pursuant to this Agreement prior to the date of its revocation.

20. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

KAFRY, PAGE 12

21. The Company represents to the Employee that the person executing this Agreement on behalf of the Company has the authority to do so and that the terms hereof have been approved by the Stock Option Committee and Compensation Committee of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written beneath their respective signatures.

FOR THE COMPANY:                            FOR THE EMPLOYEE:



- ---------------------------------------------------------------------------
Anthony A. DeSabato, Esquire                Mordechai Kafry
Executive Vice President/
Corporate Director Human Resources

   /  /                                         /  /
- ------------------------------------------------------
Date                                         Date

TDS/rej

KAFRY, PAGE 13


                                    EXHIBIT B


Ada Fan
Joseph Ip
Katherine Li
Anita Wong
Dennis Fung
Haydn Wong
Annie Tsui
Andy Lin
Peter Ho
Stella Yung
Barry Wai
Yosh Gewurtz
Denny Szeto
Daniel Chu
James Wong
Nancy Shum
Lydia Chow
Iris Lam
David Kirkman
Patrick Sit
Andrew So
John Wan
Johnico Wu
Edmond Chan
Joseph Choi
Doris Cheung
Eyal Vardi
Frances Pan
Windgo Poon
PW Kim
Ajit Thomas
Rami Wiersh
Uday Naik
Rajesh Srivastav
Kitty Wong
Neerja Vaish
Danny Clayman
Karen Rasof

KAFRY, PAGE 14

Suleyman Coruh
Eran Efrat
Monica Wong

KAFRY, PAGE 15


                                    EXHIBIT A


In consideration of the payments to me and agreements by the Company in the Settlement Agreement and Release attached hereto as Exhibit A, I, Mordechai Kafry, hereby release, remise and forever discharge the Company, as defined in Exhibit A attached hereto, and all of its affiliated and subsidiary companies, and any of its, or their, past, current or future directors, officers, agents, employees, representatives, successors and assigns in their personal and professional capacities of and (i) from any and all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions alleging a violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, or of any violation of any United States or foreign, including but not limited to the laws of Hong Kong, federal, state or local law creating a cause of action in an employee, or former employee, or his representative, against his employer, or former employer and (ii) from all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions, controversies, grievances, claims and demands, whatsoever, arising out of, or related to my employment with, or termination of my employment from, the Company. Expressly excluded from this release, however, are the following:
(i) all obligations required of the Company, and/or its officers, directors, employees, agents, and/or representatives, which are expressly referred to or created by this Exhibit A; (ii) my right to receive accrued benefits under any employee benefit plan maintained by the Company; and (iii) my rights to be indemnified, defended, and held harmless under any indemnification provision applicable generally to past or present directors and officers of the Company. This release and discharge of the Company is made in exchange for consideration which is in addition to anything of value for which I am already entitled to receive



                                           /  /
- -------------------------------------------------
Mordechai Kafry                            Date


TDS/rej